This Prospectus Supplement filed pursuant to Rule 424(b)(3)

Registration No. 333-93759



                              PROSPECTUS SUPPLEMENT

     This is a Supplement, dated May 17, 2000, to the Prospectus, dated
December 28, 1999, with respect to shares of common stock to be offered and sold by certain selling stockholders, including John Hancock Life Insurance Company and certain of its affiliates (the "Hancock Selling Stockholders"). In order to reflect the elimination of one of the Hancock Selling Stockholders, the change of name of one of the Hancock Selling Stockholders, the elimination of certain of the shares to be offered by the Hancock Selling Stockholders, and the change in shares to be offered by the Celgene Corporation 401(k) Plan, the tabular information appearing on page 11 as it pertains to the Hancock Selling Stockholders and the Celgene Corporation 401(k) Plan is hereby supplemented as follows:

     The following table sets forth information with respect to the Hancock Selling Stockholders and the Celgene Corporation 401(k) Plan and the respective number of shares of common stock beneficially owned by each Hancock Selling Stockholder and the Celgene Corporation 401(k) Plan that may be offered pursuant to this Prospectus:

HANCOCK SELLING STOCKHOLDER                          NUMBER OF SHARES
---------------------------                          ----------------

John Hancock Life Insurance Company*                 654,399(1)

John Hancock Variable Life Insurance                 20,021(2)
  Company

Signature 1A (Cayman), Ltd.                          10,580(3)
[Barnett & Co.: Nominee]

Hancock Mezzanine Partners L.P.                      421,850(4)

Celgene Corporation 401(k) Plan                      40,394(5)

The foregoing share amounts do not give effect to the three-for-one stock split effected by the Company after the effective date of the Registration Statement, which incorporated the Prospectus.

*Formerly John Hancock Mutual Life Insurance Company. In addition, after the filing date, Signature 3 Limited transferred its shares of common stock effective January 5, 2000 to John Hancock Life Insurance Company.




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(1)  Represents 654,399 shares of common stock issuable upon conversion of
     Celgene Convertible Notes due January 20, 2004 and June 30, 2004.

(2) Represents 20,021 shares of common stock issuable upon conversion of Celgene Convertible Notes due January 20, 2004 and June 30, 2004.

(3) Represents 10,580 shares of common stock issuable upon conversion of Celgene Convertible Notes due January 20, 2004.

(4) Represents 421,850 shares of common stock issuable upon conversion of Celgene Convertible Notes due January 20, 2004 and June 30, 2004.

(5) Represents 40,394 shares of Celgene common stock granted by Celgene to the Celgene Corporation 401(k) Plan (the "Plan") for sale from time to time by the trustees of the Plan on behalf of certain employees of Celgene whose participation in the Plan has terminated.




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